Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 24, 2011 on the financial statements of Charger Minerals Corporation as of June 30, 2011, and the related statements of operations, members’ equity (deficit) and cash flows for the year ended June 30, 2011 and from April 15, 2011 (inception) to June 30, 2011, included herein on the registration statement of Charger Minerals Corporation on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
October 25, 2011